Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

SFBD.PK - Q4 2005 SOFTBRANDS INC Earnings Conference Call

Event Date/Time: Dec. 15. 2005 / 8:00AM PT

CORPORATE PARTICIPANTS

George H. Ellis

SoftBrands, Inc. - Chairman and CEO

Randal B. Tofteland

SoftBrands, Inc. - President and COO

David G. Latzke

SoftBrands, Inc. - SVP and CFO

CONFERENCE CALL PARTICIPANTS

Joe First

First Associates - Analyst

Ryan Coleman

Shell - Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen. And welcome to SoftBrands fourth quarter conference call. Presenting on the call today are George Ellis, Chairman and Chief Executive Officer; Randy Tofteland, President and Chief Operating Officer; and Dave Latzke, Senior Vice President and Chief Financial Officer. After some brief remarks, there will be a question and answer period.

Now, I would like to turn the call over to George Ellis. Sir, you may proceed.

George H. Ellis  - SoftBrands, Inc. - Chairman and CEO

Thank you Minosha (ph). Good morning and thanks to each of you for joining us on the call today. With me on the phone are Randy Tofteland, our President and Chief Operating Officer, and Dave Latzke, our Chief Financial Officer.

This morning we issued our fourth quarter and fiscal year 2005 financial results. We’ll spend a few minutes reviewing these results with you, and also discuss the performance of our two businesses, and then we’ll take your questions.

This call is also being webcast today for your convenience. I’ll ask Dave Latzke to please review our financial results.

Dave?

David G. Latzke  - SoftBrands, Inc. - SVP and CFO

Thanks George. Before we provide these remarks, I do need to make sure that we tell you about the appropriate level of caution that you should consider with respect to this conference call.

I need to state that all statements, other than historical facts included in these remarks regarding the future operations, are subject to the risks inherent in predictions and forward-looking statements. These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us.

Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They do involve risks, uncertainties, and assumptions identified in filings by us with the SEC, and we encourage you to review the risk factors in these SoftBrands SEC filings.

Okay. Let me start with the full year results. So, this would be for the full fiscal 2005, and then I’ll talk in more detail about the fourth quarter.

We had some fairly significant one-time events related to the retirement of our debt that are reflected in both the year-end and the quarter. So, starting with the full year, revenues for fiscal 2005 were $70.8 million compared with $69.2 million for fiscal 2004. This is an increase of about 2.3%. Our manufacturing revenues were up 3% for the full year, and hospitality revenues were basically flat.

We reported net income of $7.3 million, or $0.18 per diluted common share for the fiscal year ended September 30, 2005. This compared with the net loss of $6.5 million, or a loss of $0.16 per diluted common share for fiscal 2004.

As we did in our news release, let me now take you through some of the specific items that had an impact on full year results.

First of all, our fiscal 2005 results benefited from income from discontinued operations, net of taxes, of $10.3 million. This was primarily from the distribution from the AremisSoft Corporation liquidating trust that occurred in the third quarter.

Fiscal 2004 results included income from discontinued operations, net of tax, of $1.4 million. This is also primarily from a trust distribution.

Net income in the 2005 period also benefited from a credit to restructuring expense of $261,000, which compares with $950,000 of restructuring charges in the 2004 fiscal year.

Thirdly, as you can see from the P&L, our interest expense was almost $3 million higher this year, coming in at more that $7 million, primarily due to the costs in the fourth quarter associated with the early retirement of our long-term debt. In the prior year, our interest expense was a more normalized $4.2 million.

And finally, our fiscal 2004 net income was reduced by a $4.9 million charge related to the change in value of a mandatorily redeemable common stock warrant.

From an operating standpoint, we posted $1.3 million of operating income in fiscal 2005. This compared with $324,000 of operating income in the prior year, reflecting the $261,000 restructuring expense benefit in fiscal 2005, and the $950,000 charge in fiscal 2004.

For the current year, our manufacturing operations generated an operating margin of approximately 28%, and hospitality generated about 11%. Taking into consideration our corporate infrastructure and overhead, our consolidated operating margin for fiscal 2005 was about 2%. Our long-term goal is to drive to 15% operating profit on a consolidated basis. The components would be manufacturing, at approximately 30%, and hospitality at approximately 20%, and the manufacturing and hospitality operating profits are then offset by corporate infrastructure and G&A costs to arrive at the consolidated operating profit.

Now let me turn to the fourth quarter of fiscal 2005. Total revenues in the fourth quarter were $17.1 million, a 3.6% decline on a year-over-year basis. The decrease reflects the decline in hospitality, which offset an 8.5% increase in manufacturing revenues. In a moment, Randy will say more about our revenue performance in the quarter. Maintenance revenue accounted for about 61% of total revenues in the quarter, a slight decline from last year’s quarter. We did see an uptick in manufacturing maintenance in the quarter, but it was offset by a decline in hospitality maintenance.

From a segment perspective, our manufacturing software segment generated 77% of our revenues for the quarter, and our hospitality software segment 23%. From a worldwide standpoint, 55% of our revenues were generated in the Americas, 32% in the EMEA region, and 13% in Asia-Pacific - EMEA being Europe, Middle East, and Africa.

In the quarter, our gross margin was 57% of revenues, an increase from 52% in the prior quarter, as a result primarily of less amortization expense as we approach complete amortization of some of our older software intangibles.

In the quarter, selling, general, and administrative expenses increased about $400,000 from the prior period due to a variety of factors, including higher marketing expenditures and the cost of being a public company. Included in SG&A this quarter is about $100,000 in external costs associated with our Sarbanes-Oxley compliance project.

Our research and development expense was $2.2 million in the fourth quarter, or 12.7% of revenues. This compared to 10.7% of revenues in the prior quarter. We are continuing to focus our research and development efforts at our centers of excellence in India and China, thereby getting leverage on our R&D spending. The increase in R&D spending is primarily related to our Fourth Shift Edition for SAPB1 products.

For the quarter, we reported a net loss of $3.1 million, or a loss of $0.08 per diluted common share. This compared with a net loss of $1.1 million, or a loss of $0.03 per diluted common share, for the fourth quarter of fiscal 2004.

The net loss in fourth quarter 2005 includes about $3.5 million associated with the early repayment of our debt, which is reflected in interest expense. The quarter also includes a loss from discontinued operations related to increased tax expense in discontinued operations.

Now let’s look at the balance sheet. SoftBrands ended the year with a stronger balance sheet and more cash than we had at September 30, 2004, and essentially no debt. From a cash standpoint at quarter end, we had $16 million in total unrestricted cash, which compares with $9.7 million at September 30, 2004. This increase in cash is a result of the distribution from the liquidating trust, which we received in June, and the proceeds from the sale of our preferred shares, which occurred in August.

In a moment, George will talk more about the steps we took in the fourth quarter to significantly improve our capital structure. One final note, SoftBrands will adopt FAS123 in first quarter 2006, and will begin to expense stock-based compensation in fiscal 2006.

Now let me turn it over to Randy, who will highlight our operational performance in the quarter and for the full fiscal year.

Randal B. Tofteland  - SoftBrands, Inc. - President and COO

Thanks Dave. This morning I’ll be briefly reviewing both our manufacturing and our hospitality businesses.

In our manufacturing business, revenues increased 8.5% on a year-over-year basis to $13.1 million in fourth quarter 2005. License revenue was up significantly in the quarter, in part due to increased sales of Fourth Shift, and we are also comparing against a relatively weak quarter the prior year. Maintenance revenues in the manufacturing business increased 1.6% on a year-over-year basis, driven by improved customer retention, an increase in new accounts, and adoption of our new service offerings by customers, particularly in the United States.

Professional services revenue in manufacturing posted a slight decline in the quarter due to service personnel in training on Fourth Shift Edition for SAP Business One and some unbillable services delivered to migrate early Fourth Shift Edition for SAP Business One customers to the production version of the product.

Fourth quarter 2005 operating income in manufacturing increased more than 12% on a year-over-year basis to $3.9 million due to the strong increase in license revenue and a slight increase in maintenance revenue.

While our Fourth Shift manufacturing software is the foundation of our business, and it is the majority driver of our maintenance revenues, our Fourth Shift Edition for SAP Business One product is our key focus for new customers going forward.

Fourth Shift Edition for SAP Business One is our SAP-centric manufacturing ERP system, and we continue to execute against our strategy to focus on the opportunity in what we call the SAP-SMB marketplace. We have already begun to sell Fourth Shift Edition for SAP Business One in the U.S., Canada, Australia, New Zealand, Singapore, and Malaysia. And it will be launched in the United Kingdom, Ireland, and South Africa during the first quarter of the calendar year.

Some of our new exciting customers for the Fourth Shift Edition for SAP Business One include MicroMo Electronics, whose parent company who runs SAP-R/3, Tedia Company, a chemical manufacturer that has big OEM customers that use SAP and needed an ERP system that could handle it’s complex manufacturing processes, Kimberley Products of Australia, which selected Fourth Shift Edition for SAP Business One as a platform for future growth, and Fischer & Wieser Specialty Foods, which continues to grow rapidly and wanted a long-term ERP solution that could grow with them.

We are also adding product functionality; we’re expanding the number of reseller relationships; and focusing on the opportunity to sell into SAP’s large global accounts. In October, we acquired Infra Business Solutions, a privately held German software company that is a reseller and development partner of SAP Business One. Through Infra, we intend to introduce the Fourth Shift Edition for SAP Business One solution in the German marketplace in 2006. Again, the acquisition of Intfa advances our strategy to serve small to medium size manufacturers that operate in the SAP environment. And we are building out the channel for Fourth Shift Edition for SAP Business One.

Historically, we have been a direct sales company, but that is changing in order to build volume and take full advantage of the SAP-related opportunity in front of us. We are in the early stages of ramping 20 channel partners that were added over the past several quarters. Some of those include partners such as Selatan Technology Resources of Malaysia, et alia in North American market, and DMC Consulting, also focused in the United States.

Our focus in the direct sales area will be on the large SAP enterprise accounts, where we can be the plant-level solution for these large global manufacturers. This is a win for SAP, as they will be able to extend their overall value proposition deeper into the customer base, and it opens up a major new market opportunity for SoftBrands beyond the traditional SMB market.

While this aspect of our partnership andmarketing activities is still in the early stages, and it may take some quarters to come to fruition, it is a strategy that we are focusing on and we are very excited about. We firmly believe that the SAP-base of global accounts, and the reseller partners, is a strong platform on which to grow and compete successfully in the SMB marketplace.

In addition to setting the foundation from a distribution perspective, we also continue to enhance the functionality of the product. Last week, we released Fourth Shift Edition for SAP Business One version 8.1. This includes improved functionality for pricing and discounts for sales orders, as well as the new Fourth Shift Edition software development kit, or the SDK.

The SDK, which is a .NET framework, allows users to create transaction functions to import data into the Fourth Shift Edition from a variety of sources. SoftBrands was chosen by SAP because of our deep domain expertise and functionality of the manufacturing space, and you will continue to see us deepen the functionality of Fourth Shift Edition for SAP Business One products in the quarters to come.

So, as you can see in our manufacturing business, we believe our partnership with SAP is a strategic advantage for SoftBrands. This is a strong and growing partnership, but it is a long-term strategy that will take time and investment on our part to succeed.

Now, I’ll turn to hospitality. In our hospitality business, revenue declined to $4 million in the fourth quarter 2005 from $5.7 million in the prior year quarter, primarily due to a decline in license revenues and lower maintenance revenues associated with our legacy products. We are also seeing a decline in revenue from Australia, as we de-emphasize that region, which has driven much of our revenue performance in the Asia-Pacific region in the past. We believe the U.S., EMEA, and China markets have the greatest growth potential and we are focusing our new sales efforts in these markets.

Fourth quarter 2005 operating income for SoftBrands hospitality business was essentially breakeven in the quarter. This compares with the operating income of $817,000 in the prior year quarter. The year-over-year decline in profitability is a result of the decline in license and maintenance revenues, and higher support costs, as we transition our support centers to an offshore model.

As we sit today, the majority of our maintenance revenue is derived from hospitality legacy products. While we have renewal rates in the 90% range, we are not adding new customers on these products. As a result, it is likely that our overall hospitality maintenance revenue could decline in fiscal 2006 despite increased license sales of Medallion and the follow-on maintenance contracts. This is simply a transition the company is working through.

On the support side, we are migrating customer support to Bangalore, although we are still providing some of our first-level support for a period of time from the U.S. and from the U.K.

However, today, more than 70% of customer calls are handled through our worldwide support center in Bangalore, India, and the conversion to all first-level support from India will be completed early in the upcoming calendar year. This will allow us to improve margins, but more importantly, this does provide the infrastructure that is central to our strategy of growth through acquisition.

On our SG&A line, you can partly see the results of our increased investment to market our Medallion product, which is our key go-forward product in the hospitality segment. In fiscal 2006, we intend to continue to invest in Medallion as our go-forward property management system, focusing on the U.S., EMEA, and China markets.

We also continue to add functionality to the Medallion product that will make it even more competitive in the market. For example, we are currently undergoing certification by Best Western of our two-way interface to the Best Western central reservation system, which we expect to be available in the next couple of months.

From a product standpoint, we are clearly focused on building the capability of our Medallion property management system. Today, there are almost 900 Medallion systems installed around the world. We sold almost 200 systems in fiscal 2005, and we expect to have a new release of Medallion available soon that is even a more attractive migration solution for our existing LANmark and IGS customers.

Our sales from business partners around the world are growing as we add channel partners in the United States and in Europe, and we currently have 18 partners in place worldwide.

Our goal in hospitality is to become the clear number two player in the market behind Micros, and the leader in the SMB portion of the property management space segment. We believe there is a tremendous opportunity for a vendor like SoftBrands to consolidate this very fragmented market.

As a result, our plans not only call for organic growth through our Medallion product, but also growth through acquisition. We see an opportunity to grow our customer base significantly, provide cost-effective customer support through our office in India, and then provide migration opportunities and value-added applications to this large customer base.

So, although our fourth quarter results in hospitality were soft, for fiscal 2006 we expect our hospitality business to continue to increase license revenues and offset expected declines in maintenance. In addition, we have our business development resources pointed at potential acquisition activity and we hope to capitalize on the consolidation opportunity we see in this market.

Now I will turn it back to George.

George H. Ellis  - SoftBrands, Inc. - Chairman and CEO

Thanks Randy. In a minute I’ll make some specific comments about the financing activities we went through and some other issues, and our opportunities for the company.

First, I want to please remind you all that over our conversations over the last few years, we’ve been focused on taking the right steps to build shareholder value. Over the last year or two, we’ve identified four appropriate things for us to be able to achieve that. One is a growth strategy for the business. The second is the appropriate management team, the right balance sheet, and then ultimately a national market listing. And, I’d like to comment on some of those in these remarks.

Let me provide a quick update for you with respect to financing. SoftBrands made numerous positive changes in the fourth quarter relating to financing and the strengthening of our balance sheet. This positions us for improved financial performance going forward. Today, SoftBrands is essentially debt free. We have fewer financial covenants restricting our ability to grow, and we ended the year with a stronger balance sheet and more cash.

As you know from our last call on August 5th, we successfully restructured our debt agreement with Capital Resource Partners, and we retired $8 million of our outstanding $20 million of debt. Then, later in August, we completed the sale of $18 million of preferred stock, permanent preferred stock, and warrants to ABRY Partners and CRP. In connection with this financing, we retired the remaining $12 million of our outstanding debt. The early retirement of this debt resulted, as Dave discussed, in charges of $2.7 million from accelerated amortization the previously capitalized financing costs, and $800,000 of fees in additional interest costs, all of which are reflected in our higher interest expense in the quarter.

Finally, let me update you on our goal of listing on a national exchange. As you may know, we announced on October 7th, that we’d applied for listing on the American Stock Exchange. The listing process is moving forward, and as soon as we are notified by the Exchange, we will issue a news release to notify our stakeholders of that important milestone. It will be a significant milestone for this company and our employees, given some of the difficult years we have experienced, to be traded on a national exchange. And, we know it is something that each of our shareholders have been waiting for.

So, let me wrap things up and then the three of us will take your questions. I believe that SoftBrands is well positioned moving forward. One of the reasons I believe this is that we have the right leadership team in place.

As we announced in October, Randy Tofteland will become Chief Executive Officer of the company on 1 January, and I’ll become Executive Chairman. This is part of a long planned management succession activity for the company. Randy, as I’ve told you before, has demonstrated his ability to run a world-class software company, and I’m extremely confident about SoftBrands future in the hands of Randy Tofteland as Chief Executive Officer.

As we enter fiscal 2006, our entire leadership team is optimistic about our company for several reasons. We are a clear market leader in the SMB segment of the ERP market. Our partnership with SAP is a key differential for us, and a path for significant growth in the manufacturing segment. We have an opportunity to become a strong number two vendor in the hospitality market. Our international presence positions us with geographic growth opportunities and a very low cost delivery platform, and we have excellent new operating leadership in our two businesses to execute on our growth strategies.

As a sign of confidence in the business, one sign of our confidence in the business is the fact that management will be on the road meeting with investors during the March quarter. We look forward to sharing more about SoftBrands and our story at that time.

Now, we would be more than happy to take your questions. Minosha?

QUESTION AND ANSWER

Operator

Thank you sir.

[Operator instructions]

Your first question comes from Joe First (ph) of SFBD. Please proceed.

Joe First  - First Associates - Analyst

Hi good morning. I’m not from your company, I’m from First Associates (ph).

George H. Ellis  - SoftBrands, Inc. - Chairman and CEO

Welcome aboard.

Joe First  - First Associates - Analyst

I didn’t know I work for you. I wanted to commend you on the progress you’ve been making over the last two years. You’ve been doing a great job, but I’m trying to get some idea of when you’re going to be able to be profitable.

The big thing I noticed is you have $7 million worth of interest last year, of which next year, assuming you didn’t borrow any money, would be now nothing, and you’ve exchanged that for some preferred stock, which looks like at the rate it would be around $1 million in interest on that. If you had $70 million in revenue, which you’re close to, I’m just rounding off numbers, and you had your goal of 15% operating income, that’s about $10 million, and then your corporate expenses, which includes interest I believe, would drop from around $15 million a year to around $8 million, which would leave about $2 million after that. I’m just trying, this is a basic guideline am I doing this right. Is this a reasonable assumption, if you take out all the extra items and then the no-interest? And then what are your thoughts about profitability and your goals over the next couple of years as far as growth is concerned?

David G. Latzke  - SoftBrands, Inc. - SVP and CFO

This is Dave. The models you went through the most part I think was accurate. It’s difficult, as you know, whenever you get into models because there are so many variables that come into play.

Joe First  - First Associates - Analyst

Oh sure, this was just a very rough idea.

David G. Latzke  - SoftBrands, Inc. - SVP and CFO

One very important variable that I don’t think you mentioned in your analysis was amortization expense. We have roughly between $4 and $5 million of amortization expense in the ‘05 year. We will have close to that amount in the ‘06 year, but then in ‘07 it goes down dramatically because the bulk of our intangible assets that are being amortized become fully amortizable. In fact, it’s actually the first quarter of fiscal ‘07 they become fully amortized. So, our amortization expense will go down roughly 75%. So, that certainly has a very positive impact -

Joe First  - First Associates - Analyst

Oh yes.

David G. Latzke  - SoftBrands, Inc. - SVP and CFO

- on net income. So, hopefully that helps a little bit to the analysis that you were doing.

Joe First  - First Associates - Analyst

It does. It does. What are your goals, as far as increasing revenue and become profitable? What kind of goals do you have?

David G. Latzke  - SoftBrands, Inc. - SVP and CFO

Well, we talked about the objective of growing operating profit to the 15%, that’s probably a good benchmark to use. Manufacturing will be more than that. Hospitality will be a little bit less than manufacturing.

Joe First  - First Associates - Analyst

Right.

David G. Latzke  - SoftBrands, Inc. - SVP and CFO

When you throw in corporate G&A, I think 15% a good benchmark for us to hit as a target. That’d be at the operating line. And then I think the items that you factored in are pretty fair below the line from a, we didn’t talk about taxes either. We do have a fairly significant net operating loss carry forward to offset taxes, so we can protect a good share of our taxable income over the next couple of years.

George H. Ellis  - SoftBrands, Inc. - Chairman and CEO

And maybe, Joe, when you see the first quarter results, the results for the December quarter, you’ll have pretty good year-over-year comparisons, because it will have some of the noise out and I think extrapolating what the future might look like would be easier for you then.

Joe First  - First Associates - Analyst

I’m sure a lot easier.

George H. Ellis  - SoftBrands, Inc. - Chairman and CEO

And, then, secondly, I think we all recognize as a management team that with our growth objectives in place, the financing in place, and being a real live publicly traded company, that coming along with that is the importance of making more money than we spend. So, we’re very, very focused on that, and I’ll think you’ll see the right trend on that.

Joe First  - First Associates - Analyst

I mean, are your goals like to increase revenue 5% a year, or 10% a year, what do think is a reasonable goal?

David G. Latzke  - SoftBrands, Inc. - SVP and CFO

We, let me just address guidance, because we’re getting pretty close to guidance right here. We don’t give guidance currently. So, I want to be very clear that this is not a guidance discussion. We do expect to grow the business at a rate higher than last year. Last year we grew about 2%. So, we do expect to drive the business both organically as well as through acquisitions, primarily in the hospitality group.

Joe First  - First Associates - Analyst

Thank you. That’s why I was using the term goal rather than projection.

David G. Latzke  - SoftBrands, Inc. - SVP and CFO

I understand. Thank you.

Joe First  - First Associates - Analyst

Thank you.

George H. Ellis  - SoftBrands, Inc. - Chairman and CEO

Thanks Joe. More questions?

Operator

As a reminder ladies and gentlemen, star, 1 on your touch-tone telephone.

Gentlemen, you have no further questions at this time.

Oh, you have a follow-up question from Joe First.

Joe First  - First Associates - Analyst

Since no one else has a question -

George H. Ellis  - SoftBrands, Inc. - Chairman and CEO

Thanks.

Joe First  - First Associates - Analyst

I just want to double-check, the amortization you were talking about, that’s including what your corporate expenses now?

David G. Latzke  - SoftBrands, Inc. - SVP and CFO

It’s actually spread throughout the P&L. Most of it is in cost of goods sold for license because it’s actually, it’s the companies that we acquired over the past four or five years.

Joe First  - First Associates - Analyst

All right.

David G. Latzke  - SoftBrands, Inc. - SVP and CFO

Most of it comes through as cost of goods sold.

Joe First  - First Associates - Analyst

I follow. So, it’s in the operating, above the operating line.

David G. Latzke  - SoftBrands, Inc. - SVP and CFO

It is above the, yes, I’m sorry it’s above the operating line.

Joe First  - First Associates - Analyst

Okay. That’s fine. Well it’s nice to see that in another year that will be gone. That would make a big difference also.

George H. Ellis  - SoftBrands, Inc. - Chairman and CEO

Yes sir.

David G. Latzke  - SoftBrands, Inc. - SVP and CFO

And I should point out Joe, that that’s related to prior acquisitions. Certainly, as we do new acquisitions, we could have new amortization, but at least relative to the old balance, that will be gone in early fiscal ‘07.

Joe First  - First Associates - Analyst

That’s a non-cash expense so you’re cash flow will still be good.

David G. Latzke  - SoftBrands, Inc. - SVP and CFO

Exactly.

Joe First  - First Associates - Analyst

Thank you.

George H. Ellis  - SoftBrands, Inc. - Chairman and CEO

Thank you.

Operator

You have no further questions gentlemen.

George H. Ellis  - SoftBrands, Inc. - Chairman and CEO

Well, we’ll wait another 30 seconds or so to give folks opportunities, because we as previous calls, we welcome your questions.

Operator

You have a question from the line of Ryan Coleman (ph) of Shell (ph). Please proceed.

Ryan Coleman  - Shell - Analyst

First off I’d like to compliment you on getting that nasty debt out from over our heads. Next question however, is insofar as future direction of the company, we all very much would like to see the company on one of the major exchanges, however that’s not necessarily the only game in town. It seems to me that enterprise value of this company is exceedingly low for the revenues that it generates. Earnings are obviously subject to quite a bit of movement, but, point being, is that this company might be well suited for being takeover bait.

George H. Ellis  - SoftBrands, Inc. - Chairman and CEO

Being what?

Ryan Coleman  - Shell - Analyst

Takeover bait. An acquisition target. Any thoughts on this as being a corporate strategy or a pursuit that management might look into?

George H. Ellis  - SoftBrands, Inc. - Chairman and CEO

Well let me kind of comment generally that back to the idea of shareholder value, it’s something that’s our job, right? And we’ve felt like, and continue to feel like, that the steps we’ve taken up to and including being in a marketplace, that reflects a fair value for the stock is important to us.

And as we move forward we’ve also said we think that for a public company to be a viable public company in today’s Sarbanes-Oxley world, you need to have scale and we’ve spent the time putting in place the platform, if you will, to have real scale. So, as we go through our steps to move to a national exchange, which we hope to hear about soon, and continue to tell the story in the marketplace, then the stock will move to wherever the right value is for the stock.

And, we’ve always, I think the board has always got an obligation to make sure that remain in a public stock versus seeing if there’s better ways to unlock shareholder value is the right thing to do.

Now, I could tell you we’re having no discussions and no thoughts whatsoever about, we sort of feel like we’ve just got to the point where we can run the race, and we’d like to go run a few laps first and see if we can really execute on what we think is a couple of very good strategies. But the board will always consider are we doing the right things from shareholder value.

Ryan Coleman  - Shell - Analyst

Very good. Thank you for your reply.

George H. Ellis  - SoftBrands, Inc. - Chairman and CEO

Thanks Ryan. Any more questions?

Operator

As a reminder, ladies and gentlemen, that’s star, 1 on your touch-tone telephone.

George H. Ellis  - SoftBrands, Inc. - Chairman and CEO

No more questions now, operator?

Operator

No sir. You have no questions at this time.

George H. Ellis  - SoftBrands, Inc. - Chairman and CEO

Okay. Well if you would let me, on behalf of Randy and David, tell you all thank you for being on the call, give you absolute best wishes for the upcoming holiday season, and wish everybody safe holidays and we’re looking forward to continue to provide results and updates as we move into our next fiscal year. We’re very excited about our future. Thank you very much.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.